Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports Fourth Quarter Net Income Per Share of $4.95 Versus $5.34 Prior Year, and Record Core Operating Income Per Share of $3.81, Up 19.8%; Commercial Lines Net Premiums Written Up 12.9%; P&C Combined Ratio of 85.5%

Record Full-Year Per Share Net Income and Core Operating Income of $19.27 and $12.56, Up 147.4% and 71.8%, Respectively; Consolidated Net Premiums Written of $38 Billion, Up 12%, with Commercial Lines Up 17.7%

•	Fourth quarter net income was $2.14 billion and core operating income was a record $1.65 billion.

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Fourth quarter P&C underwriting income was a record $1.27 billion, up 30.7%. P&C combined ratio was 85.5%, compared with 87.6% prior year. P&C current accident year underwriting income excluding catastrophe losses was $1.40 billion, up 31.8%. P&C current accident year combined ratio excluding catastrophe losses was a record 83.9%, compared with 86.4% prior year.

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Fourth quarter consolidated net premiums written were up 8.8%. P&C net premiums written were up 9.6%, driven by growth in commercial lines of 12.9%. Total North America P&C net premiums written were up 8.7%, including growth in commercial lines of 11.2%. Overseas General P&C net premiums written were up 10.2%, including growth in commercial lines of 15.0% and consumer lines of 3.2%.

•	Record full-year net income and core operating income were $8.54 billion and $5.57 billion, up 141.7% and 68.1%, respectively.

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Full-year P&C underwriting income was a record $3.70 billion, up 205.4%, and record P&C current accident year underwriting income excluding catastrophe losses was $5.17 billion, up 26.9%. P&C combined ratio was 89.1%, compared with 96.1% prior year, and P&C current accident year combined ratio excluding catastrophe losses was a record 84.8%, compared with 86.7% prior year.

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Full-year P&C net premiums written were up 13.0%, the strongest organic growth in over 15 years, driven by commercial lines growth of 17.7%. Total North America P&C net premiums written were up 12.1%, including growth in commercial lines of 16.4%. Overseas General P&C net premiums written were up 14.8%, including growth in commercial lines of 21.4% and consumer lines of 5.6%.

•	Record full-year pre-tax net investment income and adjusted net investment income were $3.46 billion and $3.72 billion, respectively.

•

During the quarter, the company entered into agreements with several shareholders to purchase additional ownership interests in Huatai Group, a Chinese financial services holding company that, upon regulatory approval of all outstanding agreements, will bring Chubb’s total aggregate ownership to 86.1%.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	1

Chubb Limited News Release

ZURICH – February 1, 2022 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended December 31, 2021 of $2.14 billion, or $4.95 per share, and core operating income of $1.65 billion, or $3.81 per share. The P&C combined ratio was 85.5% compared to 87.6% prior year, and the current accident year P&C combined ratio excluding catastrophe losses was 83.9% compared to 86.4% prior year. Book and tangible book value per share increased 1.7% and 2.7%, respectively, from September 30, 2021 and now stand at $139.99 and $94.38, respectively.

Chubb Limited

Fourth Quarter Summary

(in millions of U.S. dollars, except per share amounts and ratios)

(Unaudited)

				(Per Share)
	2021	2020	Change	2021	2020	Change

Net income	$2,141	$2,418	(11.5)%	$4.95	$5.34	(7.3)%
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	12	18	(33.3)%	0.03	0.04	(25.0)%
Adjusted net realized (gains) losses, net of tax	(504)	(996)	(49.4)%	(1.17)	(2.20)	(46.8)%

Core operating income, net of tax	$1,649	$1,440	14.5%	$3.81	$3.18	19.8%

Annualized return on equity (ROE)	14.4%	16.7%
Core operating return on tangible equity (ROTE)	17.7%	17.1%
Core operating ROE*	11.6%	10.7%

*For the quarter, annualized core operating ROE adjusted for the impact of mark-to-market gains on private equity investments of $212 million after tax added 1.5 percentage points, resulting in an adjusted return on equity of 13.1%. The company believes that inclusion of this impact is meaningful only for comparison to peer companies that include this metric within core operating income.

For the year ended December 31, 2021, net income was $8.54 billion, or $19.27 per share, and core operating income was $5.57 billion, or $12.56 per share. The P&C combined ratio was 89.1% compared to 96.1% prior year, and the current accident year P&C combined ratio excluding catastrophe losses was 84.8% compared to 86.7% prior year. Book and tangible book value per share increased 6.1% and 7.6%, respectively, from December 31, 2020.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	2

Chubb Limited News Release

Chubb Limited

Full Year Summary

(in millions of U.S. dollars, except per share amounts and ratios)

(Unaudited)

				(Per Share)

	2021	2020	Change	2021	2020	Change

Net income	$8,539	$3,533	141.7%	$19.27	$7.79	147.4%
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	53	78	(32.1)%	0.12	0.17	(29.4)%
Adjusted net realized (gains) losses, net of tax	(3,023)	(298)	NM	(6.83)	(0.65)	NM

Core operating income, net of tax	$5,569	$3,313	68.1%	$12.56	$7.31	71.8%

ROE	14.3%	6.2%
Core operating ROTE	15.3%	9.8%
Core operating ROE*	9.9%	6.2%

*For the year, annualized core operating ROE adjusted for the impact of mark-to-market gains on private equity investments of $2.05 billion after tax added 3.7 percentage points, resulting in an adjusted return on equity of 13.6%. The company believes that inclusion of this impact is meaningful only for comparison to peer companies that include this metric within core operating income.

For the years ended December 31, 2021 and 2020, the tax expenses (benefits) related to the table above were $(11) million and $(17) million, respectively, for amortization of fair value adjustment of acquired invested assets and long-term debt; $271 million and $24 million, respectively, for adjusted net realized gains and losses; and $1.02 billion and $622 million, respectively, for core operating income.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	3

Chubb Limited News Release

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “With double-digit commercial premium growth and continued underwriting margin expansion, Chubb finished the year with record quarterly earnings and underwriting results, which contributed to one of the best years in our company’s history. Core operating income per share of $3.81 for the quarter was a record and up nearly 20%, with full-year net and core operating earnings of $8.54 billion and $5.57 billion, respectively, also records. Record underwriting results in the quarter included P&C underwriting income of $1.3 billion, up 31%, with a P&C combined ratio of 85.5%.

“P&C premiums in the quarter increased 9.6%, with commercial up 13% and consumer up over 2% as we continue to experience the impact of the pandemic. Commercial premiums increased 11% in North America and 15% in our international operations with strong contributions across our businesses. Commercial P&C rates increased 10.5% and 13%, respectively, in North America and Overseas General and we expect rates to continue to exceed loss costs for some time to come. In our international consumer lines, growth is slowly recovering and gaining momentum. For example, premiums in our international A&H division increased over 5.5% in constant dollars, the third consecutive quarter of growth and the best since the beginning of the pandemic.

“On the asset side of the balance sheet, adjusted net investment income topped $900 million for the quarter and contributed to a record $3.7 billion for the year. With the Fed finally accepting that inflation is a reality that is not going away, interest rates are rising and will continue to rise, and spreads should begin to widen, particularly if the Fed begins to shrink their balance sheet as they should. That will begin to benefit our fixed income investment portfolio, which has a four-year duration. Every 100 basis points of portfolio yield for us produces about $1.2 billion of additional investment income.

“As I look forward, beyond continued strong organic performance, we will benefit from greater revenue and earnings, in the short and long term, from the acquisition of Cigna’s Asia business and increased ownership of Huatai Group in China when approved by the regulator.

“In sum, we are in a period of strong wealth creation, and ’22 should be a good year in terms of growth and margin improvement.”

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	4

Chubb Limited News Release

Operating highlights for the quarter ended December 31, 2021 were as follows:

Chubb Limited	Q4	Q4
(in millions of U.S. dollars except for percentages)	2021	2020	Change

P&C
Net premiums written (increase of 9.3% in constant dollars)	$8,517	$7,770	9.6%
Commercial P&C (increase of 12.5% in constant dollars)	$6,107	$5,411	12.9%
Consumer P&C (increase of 2.0% in constant dollars)	$2,410	$2,359	2.2%
Underwriting income	$1,266	$969	30.7%
Combined ratio	85.5%	87.6%
Current accident year underwriting income excluding catastrophe losses	$1,396	$1,059	31.8%
Current accident year combined ratio excluding catastrophe losses	83.9%	86.4%

Global P&C (excludes Agriculture)
Net premiums written (increase of 9.2% in constant dollars)	$8,239	$7,528	9.5%
Commercial P&C (increase of 12.4% in constant dollars)	$5,829	$5,169	12.8%
Consumer P&C (increase of 2.0% in constant dollars)	$2,410	$2,359	2.2%
Underwriting income	$1,205	$933	29.2%
Combined ratio	85.4%	87.4%
Current accident year underwriting income excluding catastrophe losses	$1,310	$1,025	27.8%
Current accident year combined ratio excluding catastrophe losses	84.1%	86.1%

•	Consolidated net premiums earned increased 10.6%. P&C net premiums earned increased 11.8%, comprising growth in commercial and consumer lines of 16.8% and 1.0%, respectively.
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Total pre-tax and after-tax P&C catastrophe losses were $275 million (3.2 percentage points of the combined ratio) and $245 million, respectively, compared with $296 million (3.8 percentage points of the combined ratio) and $258 million, respectively, last year.

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Total pre-tax and after-tax favorable prior period development were $145 million (1.6 percentage points of the combined ratio) and $149 million, respectively, compared with $206 million (2.6 percentage points of the combined ratio) and $189 million, respectively, last year. In addition to normal portfolio reviews the company performs in the quarter, the pre-tax development includes a charge of $375 million related to the, yet-to-be-confirmed, Boy Scouts of America settlement of $800 million and a review of COVID reserves recorded in June 2020, which resulted in a release of $364 million.

•	Operating cash flow was $2.60 billion for the quarter.
•	Pre-tax net investment income was $843 million and adjusted net investment income was $904 million.
•	Total capital returned to shareholders in the quarter was $1.25 billion, including share repurchases of $905 million, at an average purchase price of $189.91 per share, and dividends of $342 million.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	5

Chubb Limited News Release

Operating highlights for the year ended December 31, 2021 were as follows:

Chubb Limited	FY	FY
(in millions of U.S. dollars except for percentages)	2021	2020	Change

P&C
Net premiums written (increase of 11.5% in constant dollars)	$35,391	$31,306	13.0%
Commercial P&C (increase of 16.4% in constant dollars)	$25,642	$21,779	17.7%
Consumer P&C (increase of 0.5% in constant dollars)	$9,749	$9,527	2.3%
Underwriting income	$3,696	$1,210	205.4%
Combined ratio	89.1%	96.1%
Current accident year underwriting income excluding catastrophe losses	$5,171	$4,074	26.9%
Current accident year combined ratio excluding catastrophe losses	84.8%	86.7%

Global P&C (excludes Agriculture)
Net premiums written (increase of 10.4% in constant dollars)	$33,003	$29,460	12.0%
Commercial P&C (increase of 15.2% in constant dollars)	$23,254	$19,933	16.7%
Consumer P&C (increase of 0.5% in constant dollars)	$9,749	$9,527	2.3%
Underwriting income	$3,441	$1,064	223.5%
Combined ratio	89.1%	96.3%
Current accident year underwriting income excluding catastrophe losses	$4,866	$3,902	24.7%
Current accident year combined ratio excluding catastrophe losses	84.6%	86.5%

•	Consolidated net premiums earned increased 9.8%. P&C net premiums earned increased 10.8%, comprising growth in commercial and consumer lines of 15.4% and 0.8%, respectively.
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Total pre-tax and after-tax P&C catastrophe losses were $2.40 billion (7.1 percentage points of the combined ratio) and $1.98 billion, respectively, compared with $3.26 billion (10.6 percentage points of the combined ratio) and $2.76 billion, respectively, last year.

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Total pre-tax and after-tax favorable prior period development were $926 million (2.8 percentage points of the combined ratio) and $756 million, respectively, compared with $395 million (1.2 percentage points of the combined ratio) and $357 million, respectively, last year.

•	Record operating cash flow of $11.15 billion for the year.
•	Total capital returned to shareholders for the year was $6.25 billion, including share repurchases of $4.86 billion, at an average purchase price of $175.85 per share, and dividends of $1.39 billion.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	6

Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended December 31, 2021 are presented below:

Chubb Limited (in millions of U.S. dollars except for percentages)	Q4 2021	Q4 2020	Change

Total North America P&C Insurance
(Comprising NA Commercial P&C Insurance, NA Personal P&C Insurance and NA Agricultural Insurance)
Net premiums written	$5,616	$5,167	8.7%
Commercial P&C	$4,234	$3,805	11.2%
Consumer P&C	$1,382	$1,362	1.4%
Combined ratio	76.7%	81.3%
Current accident year combined ratio excluding catastrophe losses	80.8%	83.4%

North America Commercial P&C Insurance
Net premiums written	$4,097	$3,724	10.0%
Commercial P&C excluding A&H	$3,956	$3,563	11.0%
Major accounts retail and excess and surplus (E&S) wholesale	$2,331	$2,082	12.0%
Middle market and small commercial	$1,625	$1,481	9.7%
Accident and health (A&H)	$141	$161	(12.8)%
Combined ratio	76.8%	77.8%
Current accident year combined ratio excluding catastrophe losses	82.0%	83.9%

North America Personal P&C Insurance
Net premiums written	$1,241	$1,201	3.3%
Combined ratio	72.3%	88.6%
Current accident year combined ratio excluding catastrophe losses	77.0%	79.3%

North America Agricultural Insurance
Net premiums written	$278	$242	14.6%
Combined ratio	87.3%	90.5%
Current accident year combined ratio excluding catastrophe losses	81.2%	91.1%

Overseas General Insurance
Net premiums written (increase of 9.9% in constant dollars)	$2,730	$2,478	10.2%
Commercial P&C (increase of 14.3% in constant dollars)	$1,702	$1,481	15.0%
Consumer P&C (increase of 3.3% in constant dollars)	$1,028	$997	3.2%
Combined ratio	81.0%	92.4%
Current accident year combined ratio excluding catastrophe losses	86.6%	89.5%

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North America Commercial P&C Insurance: The current accident year combined ratio excluding catastrophe losses decreased 1.9 percentage points, including a 1.2 percentage point decrease in the loss ratio and a 0.7 percentage point decrease in the expense ratio.

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North America Personal P&C Insurance: The current accident year combined ratio excluding catastrophe losses decreased 2.3 percentage points, including a 2.6 percentage point decrease in the loss ratio and a 0.3 percentage point increase in the expense ratio.

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North America Agricultural Insurance: The current accident year combined ratio excluding catastrophe losses decreased 9.9 percentage points, including a 8.1 percentage point decrease in the loss ratio and a 1.8 percentage point decrease in the expense ratio.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	7

Chubb Limited News Release

•

Overseas General Insurance: The current accident year combined ratio excluding catastrophe losses decreased 2.9 percentage points, including a 1.9 percentage point decrease in the expense ratio and a 1.0 percentage point decrease in the loss ratio.

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Global Reinsurance: Net premiums written were $171 million, up 36.9%. The combined ratio was 126.2%, compared with 99.6% prior year. The current accident year combined ratio excluding catastrophe losses was 81.6% compared with 81.3% prior year.

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Life Insurance: Net premiums written were $633 million and segment income was $108 million. International life insurance net premiums written increased 2.4%, or 3.7% in constant dollars, while net premiums written and deposits collected were up 24.6%, or 23.5% in constant dollars. International life insurance segment income was down 33.3%, driven by higher year-over-year COVID-related charges of $21 million. The higher charge reflects a full year COVID-related true-up, predominantly related to Latin American exposures, which was part of the company’s total COVID reserve review for the year. Excluding the COVID-related true-up, international life insurance segment income was up 20.3%. Combined Insurance North America net premiums written decreased 5.7%, driven by the impact of the pandemic on face-to-face and worksite sales, and segment income increased 2.9%.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	8

Chubb Limited News Release

Key segment items for the year ended December 31, 2021 are presented below:

Chubb Limited	FY	FY
(in millions of U.S. dollars except for percentages)	2021	2020	Change

Total North America P&C Insurance
(Comprising NA Commercial P&C Insurance, NA Personal P&C Insurance and NA Agricultural Insurance)
Net premiums written	$23,805	$21,240	12.1%
Commercial P&C	$18,188	$15,627	16.4%
Consumer P&C	$5,617	$5,613	0.1%
Combined ratio	85.6%	92.9%
Current accident year combined ratio excluding catastrophe losses	82.2%	84.2%

North America Commercial P&C Insurance
Net premiums written	$16,415	$14,474	13.4%
Commercial P&C excluding A&H	$15,800	$13,781	14.6%
Major accounts retail and excess and surplus (E&S) wholesale	$9,307	$8,141	14.3%
Middle market and small commercial	$6,493	$5,640	15.1%
Accident and health (A&H)	$615	$693	(11.3)%
Combined ratio	85.0%	93.7%
Current accident year combined ratio excluding catastrophe losses	82.9%	85.3%

North America Personal P&C Insurance
Net premiums written (1)	$5,002	$4,920	1.7%
Combined ratio	85.5%	91.1%
Current accident year combined ratio excluding catastrophe losses	77.9%	78.7%

North America Agricultural Insurance
Net premiums written	$2,388	$1,846	29.3%
Combined ratio	89.1%	92.0%
Current accident year combined ratio excluding catastrophe losses	86.8%	90.5%

Overseas General Insurance
Net premiums written (increase of 10.6% in constant dollars)	$10,713	$9,335	14.8%
Commercial P&C (increase of 16.9% in constant dollars)	$6,581	$5,421	21.4%
Consumer P&C (increase of 1.8% in constant dollars)	$4,132	$3,914	5.6%
Combined ratio	86.4%	95.4%
Current accident year combined ratio excluding catastrophe losses	87.2%	89.4%
(1)	Primarily excluding exposure-related cancellations in California, net premiums written increased 2.7%.

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North America Commercial P&C Insurance: The current accident year combined ratio excluding catastrophe losses decreased 2.4 percentage points, including a 1.5 percentage point decrease in the loss ratio and a 0.9 percentage point decrease in the expense ratio.

•

North America Personal P&C Insurance: The current accident year combined ratio excluding catastrophe losses decreased 0.8 percentage points, including a 1.1 percentage point decrease in the loss ratio and a 0.3 percentage point increase in the expense ratio.

•

North America Agricultural Insurance: The current accident year combined ratio excluding catastrophe losses decreased 3.7 percentage points, including a 2.2 percentage point decrease in the loss ratio and a 1.5 percentage point decrease in the expense ratio.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	9

Chubb Limited News Release

•

Overseas General Insurance: The current accident year combined ratio excluding catastrophe losses decreased 2.2 percentage points, including a 1.6 percentage point decrease in the expense ratio and a 0.6 percentage point decrease in the loss ratio.

•

Global Reinsurance: Net premiums written were $873 million, up 19.5%. The combined ratio was 108.7% compared with 92.5% prior year. The current accident year combined ratio excluding catastrophe losses was 81.2% compared with 80.1% prior year.

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Life Insurance: Net premiums written were $2.48 billion and segment income was $418 million, up 4.1%. International life insurance net premiums written increased 9.4%, or 7.6% in constant dollars, while net premiums written and deposits collected were up 36.1%, or 31.8% in constant dollars. International life insurance segment income was down 15.8%, driven by higher year-over-year COVID-related charges of $63 million. Excluding the COVID-related charges, international life insurance segment income was up 19.8%. Combined Insurance North America net premiums written decreased 7.1%, driven by the impact of the pandemic on face-to-face and worksite sales, and segment income increased 26.8%, or 19.9% excluding the favorable impact of higher reserve development.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	10

Chubb Limited News Release

All comparisons are with the same period last year unless otherwise specifically stated.

Please refer to the Chubb Limited Financial Supplement, dated December 31, 2021, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its fourth quarter earnings conference call on Wednesday, February 2, 2022 beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 800-458-4121 (within the United States) or 323-794-2093 (international), passcode 3385251. Please refer to the Chubb website under Events and Presentations for details. A replay of the call will be available until Wednesday, February 16, 2022 and the archived webcast will be available on our website for approximately one month. To listen to the replay, please click here to register and receive dial-in numbers.

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London, Paris and other locations, and employs approximately 31,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Karen Beyer: (212) 827-4445; karen.beyer@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	11

Chubb Limited News Release

Regulation G - Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets from the acquisition of The Chubb Corporation (Chubb Corp) of $17 million in Q4 2021 and $84 million for full-year December 31, 2021 and including investment income of $44 million in Q4 2021 and $179 million for full-year December 31, 2021 from partially owned investment companies (private equity partnerships) where our ownership interest is in excess of three percent that are accounted for under the equity method. The mark-to-market movement on these private equity partnerships are included in adjusted net realized gains (losses) as described below. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses), net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses.

P&C underwriting income is calculated by subtracting adjusted losses and loss expenses, policy acquisition costs and administrative expenses from net premiums earned by our P&C operations. We use P&C underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest expense, amortization expense of purchased intangibles, income tax expense and adjusted net realized gains (losses).

P&C current accident year underwriting income excluding catastrophe losses is P&C underwriting income adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Core operating income, net of tax, excludes from net income the after-tax impact of adjusted net realized gains (losses) and the amortization of fair value adjustment of acquired invested assets and long-term debt related to the Chubb Corp acquisition. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) are heavily influenced by, and fluctuate in part according to, the availability of market opportunities. We exclude the amortization of the fair value adjustments related to purchased invested assets and long-term debt due to the size and complexity of this acquisition. References to core operating income measures mean net of tax, whether or not noted.

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Chubb Limited News Release

Core operating return on equity (ROE) and Core operating return on tangible equity (ROTE) are annualized non-GAAP financial measures. The numerator includes core operating income (loss), net of tax. The denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. For the ROTE calculation, the denominator is also adjusted to exclude goodwill and other intangible assets, net of tax. These measures enhance the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity and tangible equity excluding the effect of unrealized gains and losses on our investments that are heavily influenced by available market opportunities. We believe ROTE is meaningful because it measures the performance of our operations without the impact of goodwill and other intangible assets.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and losses on the crop derivatives, as noted above.

P&C current accident year combined ratio excluding catastrophe losses excludes the impact of P&C catastrophe losses and PPD from the P&C combined ratio. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life Insurance and North America Agricultural Insurance segments. The agriculture insurance business is a different business in that it is a public sector and private sector partnership in which insurance rates, premium growth, and risk-sharing is not market-driven like the remainder of the company’s P&C insurance business. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets, net of tax, divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

International life insurance net premiums written and deposits collected includes deposits collected on universal life and investment contracts (life deposits). Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with GAAP. However, we include life deposits in presenting growth in our life insurance business because new life deposits are an important component of production and key to our efforts to grow our business.

International life insurance segment income excluding COVID-related true-up is a measure that excludes the COVID-related true-ups from segment income due to the significant mortality as a result of COVID. We believe this measure is meaningful to evaluate trends in our underlying life insurance business without the volatility caused by this pandemic.

Combined Insurance North America segment income excluding higher reserve development is segment income adjusted to exclude the year-over-year impact of higher reserve development in order to evaluate trends in the underlying business on a comparable basis.

See the reconciliation of Non-GAAP Financial Measures on pages 29-35 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income, return on equity, and net investment income.

NM - not meaningful comparison

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Chubb Limited News Release

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, pricing, growth opportunities, economic and market conditions, and our expectations and intentions and other statements that are not historical facts, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency and severity of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, infection rates and severity of pandemics, including COVID-19, and their effects on our business operations and claims activity, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC).

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited News Release

Chubb Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	December 31 2021	December 31 2020
Assets
Investments	$122,323	$118,669
Cash	1,659	1,747
Insurance and reinsurance balances receivable	11,322	10,480
Reinsurance recoverable on losses and loss expenses	17,366	15,592
Goodwill and other intangible assets	20,668	21,211
Other assets	26,716	23,075

Total assets	$200,054	$190,774

Liabilities
Unpaid losses and loss expenses	$72,943	$67,811
Unearned premiums	19,101	17,652
Other liabilities	48,296	45,870

Total liabilities	$140,340	$131,333

Shareholders’ equity
Total shareholders’ equity	59,714	59,441

Total liabilities and shareholders’ equity	$200,054	$190,774

Book value per common share	$139.99	$131.88
Tangible book value per common share	$94.38	$87.69
Book value per common share excluding cumulative translation losses (1)	$145.02	$135.51
Tangible book value per common share excluding cumulative translation losses (1)	$97.70	$90.24

(1)

Cumulative translation losses were $2.1 billion in 2021 ($1.4 billion on tangible and $0.7 billion on intangible net assets) and $1.6 billion in 2020 ($1.1 billion on tangible and $0.5 billion on intangible net assets).

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Chubb Limited News Release

Chubb Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2021	2020	2021	2020
Gross premiums written	$11,320	$10,249	$46,780	$41,261
Net premiums written	9,150	8,410	37,868	33,820
Net premiums earned	9,321	8,430	36,355	33,117
Losses and loss expenses	5,292	4,813	21,980	21,710
Policy benefits	196	234	699	784
Policy acquisition costs	1,777	1,694	6,918	6,547
Administrative expenses	811	778	3,136	2,979
Net investment income	843	847	3,456	3,375
Net realized gains (losses)	319	571	1,152	(498)
Interest expense	126	126	492	516
Other income (expense):
Gains (losses) from separate account assets	(3)	50	(8)	58
Other	338	572	2,373	936
Amortization of purchased intangibles	71	73	287	290
Income tax expense	404	334	1,277	629

Net income	$2,141	$2,418	$8,539	$3,533

Diluted earnings per share:
Net income	$4.95	$5.34	$19.27	$7.79
Core operating income	$3.81	$3.18	$12.56	$7.31

Weighted average diluted shares outstanding	432.8	453.3	443.2	453.4

P&C combined ratio
Loss and loss expense ratio	58.7%	59.6%	62.6%	68.5%
Policy acquisition cost ratio	18.4%	19.0%	18.3%	18.9%
Administrative expense ratio	8.4%	9.0%	8.2%	8.7%

P&C combined ratio	85.5%	87.6%	89.1%	96.1%

P&C underwriting income	$1,266	$969	$3,696	$1,210

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